                                                                   EXHIBIT 10.32

                       INTERNATIONAL DISTRIBUTOR AGREEMENT



         THIS AGREEMENT is made and entered into by and between Markland Technologies, Inc., a Florida Corporation, with a mailing address of 54 Danbury Road, Ridgefield, CT (hereinafter referred to as "Markland") and Tradeways, Ltd., a Delaware Corporation, with a mailing address of 184 Duke of Gloucester Street, Annapolis, Maryland 21401 (hereinafter referred to as "Tradeways").

IT IS AGREED AS FOLLOWS:

     Tradeways hereby offers to sell the Shipboard ACADA (hereinafter called the

"Product") manufactured by Markland, to Argentina, Australia, Austria,

Bahrain, Canada, Chile, Croatia, Denmark, Egypt, Estonia, Finland,

Greece, Ireland, Israel, Italy, Japan, Jordan, Korea, Kuwait, Malaysia, The

Netherlands, New Zealand, Norway, Oman, Pakistan, Portugal, Qatar, Saudi

Arabia, Spain, Sweden, Taiwan, Turkey, United Arab Emirates (hereinafter called the "Territory").

         Tradeways shall, through the executions of its best efforts, solicit orders, provide marketing services and promote sales of the Product and try to develop the full sales potential in the Territory.

         Markland agrees that it will sell the Product exclusively to Tradeways for resale in the Territory. In addition, Markland shall advise Tradeways of all inquiries for the Product involving the Territory. Markland shall not knowingly issue price quotations for sale or delivery of the Product to the Territory. Special care will be taken by Markland to screen inquiries from U.S. or foreign export trading companies or third parties so that quotations are not issued for ultimate delivery to the Territory. Such inquiries will be referred to Tradeways.

         This Agreement shall be valid until December 31, 2005. Validity of this Agreement can be extended upon mutual consent of both parties. This agreement may be amended by mutual consent of both parties.

         This Agreement can be terminated by either party to this agreement sixty (60) days after notice by email to other party to this agreement.

         In the event of expiration or termination of this Agreement, Markland shall pay Tradeways a ten percent (10%) commission for any orders received for sale or delivery to the Territory within a one (1) year period from the date of such expiration or termination, if a proposal has been submitted by Tradeways to a customer or if other substantial negotiations have commenced with a customer. Upon such expiration or termination, Tradeways shall submit a list of such proposals and negotiations to Markland and Markland shall abide by this list.


AGREED:

MARKLAND TECHNOLOGIES                   TRADEWAYS, LTD.


By: /s/ Kenneth P. Ducey, Jr.           By: /s/ Jason Hinsch
    -----------------------------           ---------------------------------
Title: President                            Jason Hinsch
                                            Project Manger

Date:                                   Date:
     ----------------------------             -------------------------------

                                  page 2 of 2